CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-156530 on Form S-8 of the Ensco Multinational Savings Plan dated December 31, 2008, as amended by post-effective amendment No. 1 dated December 23, 2009, and post-effective amendment No. 2 dated May 22, 2012, of our report dated March 26, 2015, with respect to the statements of net assets available for benefits of the Ensco Multinational Savings Plan as of December 31, 2014 and 2013, the related statements of changes in net assets available for benefits for each of the years in the three-year period ended December 31, 2014, and the related supplemental schedule as of December 31, 2014, which report appears in the December 31, 2014 annual report on Form 11-K of the Ensco Multinational Savings Plan.

/s/ Whitley Penn LLP

Houston, Texas
March 26, 2015